PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 24, 2000)

9,200,000 Securities

AES TRUST VII

$3.00 Trust Convertible Preferred Securities ("Preferred Securities")

(Liquidation amount $50 per security) fully and unconditionally guaranteed by and convertible into Common Stock of

THE AES CORPORATION

     AES Trust VII, a statutory business trust created under the laws of the state of Delaware, issued and sold 9,200,000 $3.00 Trust Convertible Preferred Securities ("Preferred Securities"), liquidation preference $50 per security in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We filed a registration statement (Registration No. 333-40870) on August 24, 2000 ("Registration Statement"), in order to permit the holders of the Preferred Securities to resell their Preferred Securities in offerings registered with the Securities and Exchange Commission. On pages 57 through 59 of the Registration Statement, there is a table that lists:

     (i) each person selling Preferred Securities in connection with the prospectus (the "Selling Holders"); and

     (ii) the number of Preferred Securities beneficially owned by each such Selling Holder.

This prospectus supplement, which provides supplemental information to that Registration Statement, adds certain additional information to the list of Selling Holders:

     1) The number of Preferred Securities to be sold by Aristeia Trading, LP is increased by 2,950.

     2) Mainstay VP Convertible Portfolio is added as a Selling Holder that owns 30,000 Preferred Securities.

     None of such Selling Holders has a material relationship with AES Trust VII or The AES Corporation except as we have described in the accompanying prospectus.


          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 16, 2001